Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Workday, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

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Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered(1)		Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	30,000,000	(2)	$138.51	(3)	$4,155,300,000.00	(3)	0.0000927	$385,196.31
Equity	Class A common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	1,958,469	(4)	$117.73	(5)	$230,570,555.37	(5)	0.0000927	$21,373.90
Total Offering Amounts							$4,385,870,555.37			$406,570.21
Total Fee Offsets(6)										-
Net Fee Due										$406,570.21

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Workday, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the Workday, Inc. Amended and Restated 2012 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Class A common stock, par value $0.001 per share (the “Class A common stock”) of Workday, Inc. (the “Registrant”).
(2)	Represents shares of Class A common stock initially reserved for grant and issuance under the 2022 Plan as of the date of this Registration Statement.
(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $138.51 per share represents the average high and low sales prices of the Class A common stock as quoted on The Nasdaq Global Select Market on June 16, 2022, a date within five business days prior to filing.
(4)	Represents additional shares of Class A common stock reserved for issuance under the ESPP as of the date of this Registration Statement that became issuable under the ESPP resulting from the automatic annual increase in the number of authorized shares reserved and available for issuance under the ESPP as of March 31, 2022.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A common stock as quoted on The Nasdaq Global Select Market on June 16, 2022, a date within five business days prior to filing. Under the ESPP, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less.
(6)	The Registrant does not have any fee offsets.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.